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                                                                     Exhibit 4.1


                              FOURTH SHIFT CORPORATION
                         1994 EMPLOYEE STOCK PURCHASE PLAN



                               ARTICLE I.  INTRODUCTION

          Section 1.01 PURPOSE. The purpose of the FOURTH SHIFT CORPORATION 1994 EMPLOYEE STOCK PURCHASE PLAN (the "Plan") is to provide employees and directors of FOURTH SHIFT CORPORATION, a Minnesota corporation (the "Company"), and Affiliates with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of the Company's Common Shares, $.01 par value, and, thus, to develop a stronger incentive to work for the continued success of the Company.

          Section 1.02 RULES OF INTERPRETATION. It is intended that Article I through Article XII of the Plan be an "employee stock purchase plan" as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder. Article XIII of the Plan is not intended to comply with Section 423(b) and shall not for any purposes of the Internal Revenue Code be considered part of the Plan. With such exception, the Plan shall be interpreted and administered in a manner consistent with Section 423(b) of the Code. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

          Section 1.03 DEFINITIONS. For purposes of the Plan, the following terms will have the meanings set forth below:

               (a) "ACCELERATION DATE" means the earlier of the date of shareholder approval or approval by the Company's Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Company Common Shares would be converted into cash, securities or other property, other than a merger of the Company in which shareholders of the Company immediately prior to the merger have the same proportionate share ownership in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or
     (iii) any plan of liquidation or dissolution of the Company.

               (b) "AFFILIATE" means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.

               (c)  "COMMITTEE" means the committee described in Section 10.01.

               (d) "COMPANY" means FOURTH SHIFT Corporation, a Minnesota corporation, any subsidiary of the Company and any successors to the Company by merger or consolidation as contemplated by Article XI herein.

               (e) "CURRENT COMPENSATION" means all regular wage, salary and commission payments paid by the Company to a Participant in accordance with the terms of his or her employment, including bonus payments and all other forms of compensation.

               (f) "FAIR MARKET VALUE" as of a given date means such value of the Common Shares as reasonably determined by the Committee in a manner consistent with Section 423 of the Code.


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               (g)  "PARTICIPANT" means a Full-Time Employee who is eligible to participate in the Plan under Section 2.01 and who has elected to participate in the Plan.

               (h) "PARTICIPATING AFFILIATE" means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Full-Time Employees may participate in the Plan.

               (i) "FULL-TIME EMPLOYEE" means an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including an officer or director who is also an employee, but excluding employees (I) whose customary employment is less than 20 hours per week, (II) who have not yet completed one month of employment, or (III) whose customary employment is not expected to be more than 5 months in a calendar year.

               (j) "PLAN" means the FOURTH SHIFT Corporation 1994 Employee Stock Purchase Plan, as amended, the provisions of which are set forth herein.

               (k) "PURCHASE PERIOD" means the 6-month periods beginning on the first business day in January and July and ending on the last business day in the following June or December in each year commencing January 1, 1996; for 1995, the 12-month period beginning on the first business day in January 1995 and ending on the last business day in the following December 1995; and for 1994 the nine-month period beginning on April 1, 1994 and ending on the last business day of December; and provided further that the then current Purchase Period shall end on any Acceleration Date.

               (l) "COMMON SHARES" means the Company's Common Shares, $.01 par value, as such Shares may be adjusted for changes in the Shares or the Company as contemplated by Article XI herein.

               (m) "SHARE PURCHASE ACCOUNT" means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan and from the Company through matching contributions.

                      ARTICLE II.  ELIGIBILITY AND PARTICIPATION

               Section 2.01 ELIGIBLE EMPLOYEES. All Full-Time Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Full-Time Employee. Subject to the provisions of Article VI, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Full-Time Employee.

               Section 2.02 ELECTION TO PARTICIPATE. An eligible Full-Time Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation beginning with the first payday in that Purchase Period and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

               Section 2.03 LIMITS ON SHARES PURCHASE. No employee shall be granted any right to purchase Common Shares hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, Common Shares possessing 5% or more of the total combined voting power or value of all the classes of the capital shares of the Company or of all Affiliates.


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               Section 2.04  VOLUNTARY PARTICIPATION.  Participation in the Plan
on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

                      ARTICLE III.  PAYROLL DEDUCTIONS, COMPANY
                       CONTRIBUTIONS AND SHARE PURCHASE ACCOUNT

               Section 3.01  DEDUCTION FROM PAY.  The form described in Section
2.02 will permit a Participant to elect payroll deductions of not less than 1% and not more than 15% of such Participant's Current Compensation for each pay period, subject to such other limitations as the Committee in its sole discretion may impose.

               Section 3.02 INTEREST AND COMPANY CONTRIBUTIONS. The Company may, in the sole discretion of and subject to such limitations as the Committee may impose, pay interest with respect to each Participant's Share Purchase Account.

               Section 3.03 CREDIT TO ACCOUNT. Payroll deductions will be credited to the Participant's Share Purchase Account on each payday.

               Section 3.04 NATURE OF ACCOUNT. The Share Purchase Account is established solely for accounting purposes, and all amounts credited to the Share Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

               Section 3.05 NO ADDITIONAL CONTRIBUTIONS. A Participant may not make any payment into the Share Purchase Account other than the payroll deductions made pursuant to the Plan.

                        ARTICLE IV.  RIGHT TO PURCHASE SHARES

               Section 4.01 NUMBER OF SHARES. Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the largest number of whole Common Shares that can be purchased at the price specified in Section 4.02 with the entire credit balance in the Participant's Share Purchase Account, subject to the limitations that (a) no more than 10,000 Common Shares may be purchased under the Plan by any one Participant for a given Purchase Period, (b) in accordance with Section 423(b)(8) of the Code, no more than $25,000 ($12,500 for Purchase Periods begining in 1996) in Fair Market Value (determined at the beginning of each Purchase Period) of Common Shares and other shares may be purchased under the Plan and all other employee share purchase plans (if any) of the Company and the Affiliates by any one Participant for any calendar year and (c) if the purchases for all Participants in any Purchase Period would result in the sale of more than 50,000 Common Shares in the aggregate under the Plan for such Purchase Period, each Participant shall be allocated a pro rata portion of the 50,000 Common Shares to be sold for that Purchase Period. If the purchases for all Participants would otherwise cause the aggregate number of Common Shares to be sold under the Plan to exceed the number specified in Section 10.03, each Participant shall be allocated a pro rata portion of the Common Shares to be sold.

               Section 4.02 PURCHASE PRICE. The purchase price for any Purchase Period shall be the lesser of (a) 85% of the Fair Market Value of the Common Shares on the first business day of that Purchase Period or (b) 85% of the Fair Market Value of the Common Shares on the last business day of that Purchase Period, in each case rounded up to the next higher full cent.

                            ARTICLE V.  EXERCISE OF RIGHT

               Section 5.01 PURCHASE OF SHARES. On the last business day of a Purchase Period, the entire credit balance in each Participant's Share Purchase Account will be used to purchase the largest number of whole Common Shares purchasable with such amount (subject to the limitations of Section


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4.01), unless the Participant has filed with the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which requests the distribution of the entire credit balance in cash.

               Section 5.02 CASH DISTRIBUTIONS. Any amount remaining in a Participant's Share Purchase Account after the last business day of a Purchase Period will be paid to the Participant in cash in a timely fashion after the end of that Purchase Period.

               Section 5.03 NOTICE OF ACCELERATION DATE. The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

                  ARTICLE VI.  WITHDRAWAL FROM PLAN; SALE OF SHARES

               Section 6.01 VOLUNTARY WITHDRAWAL. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. In such event, the entire credit balance in the Participant's Share Purchase Account will be paid to the Participant in cash within 30 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period following the date of such withdrawal.

               Section 6.02 DEATH. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant's Share Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's death occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Share Purchase Account will be used to purchase Common Shares, unless such Participant's estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to have the entire credit balance in such Participant's Shares Account distributed in cash within 30 days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide.
Each Participant, however, may designate one or more beneficiaries who, upon death, are to receive the Common Shares or the amount that otherwise would have been distributed or paid to the Participant's estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant's lifetime. Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the death of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary's estate.

               Section 6.03 TERMINATION OF EMPLOYMENT. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant's normal or early retirement with the consent of the Company under any pension or retirement plan of the Company or Participating Affiliate, no further amounts shall be credited to the Participant's Share Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant's approved retirement occurred and in accordance with Section 5.01, the entire credit balance in such Participant's Share Purchase Account will be used to purchase Common Shares, unless such Participant has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to receive the entire credit balance in such Participant's Share Purchase Account in cash within 30 days after the end of that Purchase Period, provided that such Participant shall have no right to purchase Common Shares in the event that the last day of such a Purchase Period occurs more than three months following the termination of such Participant's employment with the Company by reason of such an approved retirement. In the event of any other termination of employment (other than death) with the Company


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or a Participating Affiliate, participation in the Plan will cease on the date the Participant ceases to be a Full-Time Employee for any reason. In such event, the entire credit balance in such Participant's Share Purchase Account will be paid to the Participant in cash within 30 days. For purposes of this
Section 6.03, a transfer of employment to any Affiliate, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Full-Time Employee.

                           ARTICLE VII.  NONTRANSFERABILITY

               Section 7.01 NONTRANSFERABLE RIGHT TO PURCHASE. The right to purchase Common Shares hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in
Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

               Section 7.02  NONTRANSFERABLE ACCOUNT.  Except as provided in
Section 6.02, the amounts credited to a Share Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

                          ARTICLE VIII.  SHARE CERTIFICATES

               Section 8.01 DELIVERY. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause to be delivered to or for the benefit of the Participant a certificate representing the Common Shares purchased on the last business day of such Purchase Period.

               Section 8.02 SECURITIES LAWS. The Company shall not be required to issue or deliver any certificate representing Common Shares prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company shall use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

               Section 8.03 COMPLETION OF PURCHASE. A Participant shall have no interest in the Common Shares purchased until a certificate representing the same is issued to or for the benefit of the Participant.

               Section 8.04 FORM OF OWNERSHIP. The certificates representing Common Shares issued under the Plan will be registered in the name of the Participant.

                      ARTICLE IX.  EFFECTIVE DATE, AMENDMENT AND
                                   TERMINATION OF PLAN

               Section 9.01 EFFECTIVE DATE. The Plan was approved by the Board of Directors on January 19, 1994, and shall be approved by the shareholders of the Company within twelve (12) months thereof. In the event that the Plan is not so approved by the shareholders of the Company, for any reason, it shall then be of no force or effect whatsoever, and no Common Shares shall be purchased hereunder. The Plan will terminate upon completion of the Purchase Period which ends on the first business day occurring on or after January 19, 2004.

               Section 9.02 PLAN COMMENCEMENT. The initial Purchase Period under the Plan will commence on April 1, 1994. Thereafter, each succeeding Purchase Period will commence and terminate in accordance with Section 1.03(k).


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               Section 9.03  POWERS OF BOARD.   The Board of Directors may amend
or discontinue the Plan at any time. No amendment or discontinuation of the Plan, however, shall without shareholder approval be made that: (i) absent such shareholder approval, would cause Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act") to become unavailable with respect to the Plan,
(ii) requires shareholder approval under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange that are applicable to the Company, or (iii) permit the issuance of Common Shares before payment therefor in full

               Section 9.04 AUTOMATIC TERMINATION. The Plan shall automatically terminate when all of the Common Shares provided for in Section
10.03 have been sold.

                              ARTICLE X.  ADMINISTRATION

               Section 10.01 THE COMMITTEE. The Plan shall be administered by a committee (the "Committee") of two or more directors of the Company. The members of the Committee shall be appointed by and serve at the pleasure of the Board of Directors.

               Section 10.02 POWERS OF COMMITTEE. Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Shares acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant's rights with respect thereto but any such restrictions shall be contained in the form by which a Participant elects to participate in the Plan pursuant to Section 2.02. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

               Section 10.03 SHARES TO BE SOLD. The Common Shares to be issued and sold under the Plan may be treasury shares or authorized but unissued shares, or the Company may purchase Common Shares in the market for sale under the Plan. Except as provided in Section 11.01, the aggregate number of Common Shares to be sold under the Plan will not exceed 400,000 shares.

               Section 10.04 NOTICES. Notices to the Committee should be addressed as follows:

                               Compensation Committee
                              FOURTH SHIFT Corporation
                              7900 International Drive
                                International Plaza
                                     Suite 450
                               Bloomington, MN 55425


                         ARTICLE XI.  ADJUSTMENT FOR CHANGES
                                      IN SHARES OR COMPANY

               Section 11.01 SHARE DIVIDEND OR RECLASSIFICATION. If the outstanding Common Shares are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, share dividend, share split, amendment to the Company's Articles of Incorporation, reverse share split or otherwise, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.


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               Section 11.02  MERGER OR CONSOLIDATION.  If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

                             ARTICLE XII.  APPLICABLE LAW

          Rights to purchase Common Shares granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Minnesota.


     ARTICLE XIII.  PARTICIPATION OF SIGNIFICANT SHAREHOLDERS AND NON-EMPLOYEE
                                     DIRECTORS

          Section 13.01  INTERPRETATION.  This Article XIII is not subject to
Section 423 of the Code. For tax purposes, this Article XIII shall be treated as separate and apart from the balance of the Plan, as if embodied in a separate document.

          Section 13.02 ELIGIBLE DIRECTORS AND SHAREHOLDERS. Notwithstanding the definition of "Full-Time Employee" contained in section in Section 1.03(i) or the eligibility requirements set forth in Article 2 above, each director of the Company who is not also an employee of the Company (a "Non-Employee Director"), and each employee of the Company who owns five percent or more of the outstanding common stock of the Company ("Shareholder Employee") shall be
eligible to participate in the Plan pursuant to this Article XIII.   A
Non-Employee Director shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Non-Employee Director. Subject to the provisions of this Article XIII, each such Non-Employee Director will continue to be eligible to participate in the Plan so long as he or she remains a Non-Employee Director. A Shareholder Employee shall become eligible to participate in the Plan through this Article XIII at such time, and during such period of time, as such Shareholder Employee is a Full-Time Employee.

          Section 13.03 ELECTION TO PARTICIPATE. A Non-Employee Director or Shareholder Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation in the case of Shareholder Employees, or Director Compensation in the case of Non-Employee Directors, beginning with the first payday in that Purchase Period and continuing until the Director or Shareholder Employee withdraws from the Plan or ceases to be eligible to participate in the Plan). "Director Compensation" shall mean all amounts which the director would be entitled to receive for serving as a director in the relevant Purchase Periods, including fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors or for any other services as a director of the Company, but shall not include any consulting fees received by a director from the Company.

          Section 13.04 WITHDRAWAL. Notwithstanding section 6.01, no Non-Employee Director or Shareholder Employee may withdraw from the Plan, (except upon death, retirement, disability or termination of position with the Company) during a Purchase Period. The election to participate in the Plan by a Non-Employee Director or Shareholder Employee shall be irrevocable.

          Section 13.05 OTHER MATTERS. All other matters pertaining to the participation of the Non-Employee Directors and Shareholder Employees in the Plan shall be governed by Articles III through XII above, assuming for such purposes only that such Non-Employee Directors and Employee


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Shareholders are "Participants" therein and that, with respect to Non-Employee
Directors, "Current Compensation" refers to "Directors Compensation," except that:

     a.  Non-Employee Directors shall not be limited in accordance with Section
     3.01 to contributions not exceeding 15% of Directors Compensation;

     b. Upon any termination of a position as a Non-Employee Director of the Company, except termination as a result of death (which shall treated in the same manner as termination of employment as a result of death pursuant to Section 6.02), participation in the Plan will cease on the date the Non-Employee Director ceases to be a Non-Employee Director and the entire credit balance in such Non-Employee Director's Share Purchase Account will be paid to the Non-Employee Director in cash within 30 days.


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